Exhibit 99.1

VOLCANO REPORTS 22 PERCENT INCREASE IN SECOND QUARTER MEDICAL SEGMENT REVENUES AND EARNINGS PER SHARE OF $0.09

(SAN DIEGO, CA), August 1, 2011—Volcano Corporation (NASDAQ: VOLC), a leading developer and manufacturer of precision intravascular diagnosis and therapy guidance tools designed to enhance the treatment of coronary and peripheral artery disease, said today that revenues for the second quarter of 2011 increased 14 percent versus the second quarter a year ago in total, including a 22 percent increase in medical segment revenues versus the second quarter a year ago.

For the quarter ended June 30, 2011, Volcano reported revenues of $84.0 million versus revenues of $73.5 million in the second quarter a year ago. The company reported net income on a GAAP basis of $4.9 million, or $0.09 per diluted share, in the second quarter of 2011, versus net income on a GAAP basis of $5.4 million, or $0.10 per diluted share, in the second quarter of 2010.

Year-over-year the company’s medical segment revenues increased 22 percent for the first quarter of 2011 and 24 percent for the first half of 2011. Industrial segment revenues in the second quarter declined 59 percent year-over-year and 44 percent in the first half of 2011 versus the first half of 2010—due to the downturn in the telecom industry.

For the first six months of 2011, Volcano reported revenues of $165.0 million, an 18 percent increase over revenues of $140.0 million in the same period a year ago. The company reported GAAP net income of $6.0 million, or $0.11 per diluted share, in the first six months of 2011. This compares with GAAP net income of $1.4 million, or $0.03 per diluted share, in the same period in 2010.

“During the quarter, we continued to successfully drive our initiatives to achieve market share gains and increase utilization for our core FM (Functional Management) and IVUS (Intravascular Ultrasound) offerings. Year-over-year revenues from the sale of IVUS and FM disposables increased 22 percent and 54 percent, respectively,” said Scott Huennekens, president and chief executive officer of Volcano.

“We experienced a solid quarter in Japan as activity in the country is beginning to return to normal levels following the tragic earthquake and tsunami in March. Our IVUS disposable revenues there increased 31 percent year-over-year and we have recently launched enhanced versions of our IVUS and FM disposables, as well as the VIBE® RX Vascular Imaging Balloon Catheter that provides precise, targeted balloon dilation using our intravascular imaging technology,” Huennekens added.

“Our continued investments in product development and clinical programs are advancing our long-term growth strategy and fulfilling our goal of being the leading therapy guidance company. We are successfully expanding beyond a diagnosis-only company to becoming a platform company delivering precision guided therapy of minimally invasive diagnosis and therapy utilizing visualization, physiology and other technologies that could double our potential addressable markets to more than $3.0 billion over the next several years,” he continued.

Guidance for 2011

The company said it continues to expect that revenues for fiscal 2011 will be in the range of $342-$347 million. It expects that gross margin for the year will be 65-66 percent. This compares to prior guidance for gross margin of 64-65 percent. It now expects operating expenses to be 58-60 percent of revenues for the year. This compares to prior guidance for operating expenses of 57-59 percent of revenues. The company maintained its guidance for earnings per diluted share of $0.19-$0.21 for 2011.

Conference Call Information

The company will hold a conference call at 2 p.m., Pacific Daylight Time (5 p.m., Eastern Daylight Time), today. The teleconference can be accessed by calling (631) 291-4555, passcode 81779990, or via the company’s website at http://www.volcanocorp.com. Please dial in or access the webcast 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available through August 8, at (404) 537-3406, passcode 81779990, and via the company’s website at http://www.volcanocorp.com.

About Volcano

Volcano Corporation is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Our products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information—using sound and light as the guiding elements. Founded

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in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together. For more information, visit the company’s website at www.volcanocorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding Volcano’s business that are not historical facts may be considered “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause Volcano’s actual results to differ materially and adversely from statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ include the pace and extent of market adoption of the company’s products and technologies, growth strategies, the impact of events in Japan, timing and achievement of product development milestones, outcome of ongoing litigation, the impact and benefits of market development, dependence upon third parties, product introductions, unexpected new data, safety and technical issues, market conditions and other risks inherent to medical and/or telecom device development and commercialization. These and additional risks and uncertainties are more fully described in Volcano’s filings made with the Securities and Exchange Commission, including our recent annual report on Form 10-K for the year ended December 31, 2010, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact Information:

John Dahldorf

Chief Financial Officer

Volcano Corporation

(858) 720-4020

or

Neal B. Rosen

Ruder-Finn

(415) 692-3058

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VOLCANO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$35,433	$43,429
Short-term available-for-sale investments	170,222	175,283
Accounts receivable, net	61,508	59,133
Inventories	47,456	40,499
Prepaid expenses and other current assets	7,512	6,643

Total current assets	322,131	324,987
Long-term available-for-sale investments	45,073	26,804
Property and equipment, net	62,905	56,503
Intangible assets, net	15,990	17,103
Goodwill	2,487	2,487
Other non-current assets	3,914	3,682

	$452,500	$431,566

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$13,511	$13,895
Accrued compensation	16,597	18,241
Accrued expenses and other current liabilities	19,998	21,960
Deferred revenues	5,749	5,898
Current maturities of long-term debt	72	56

Total current liabilities	55,927	60,050
Long-term debt	93,430	91,236
Deferred revenues	2,688	2,466
Other	3,278	3,478

Total liabilities	155,323	157,230
Stockholders’ equity	297,177	274,336

	$452,500	$431,566

VOLCANO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$84,036	$73,452	$165,031	$140,024
Cost of revenues	26,763	27,093	54,637	53,731

Gross profit	57,273	46,359	110,394	86,293
Operating expenses:
Selling, general and administrative	35,488	30,082	70,948	63,161
Research and development	13,321	9,594	26,409	19,452
Amortization of intangibles	858	621	1,712	1,194
In-process research and development	—	33	—	65

Total operating expenses	49,667	40,330	99,069	83,872

Operating income	7,606	6,029	11,325	2,421
Interest income	232	83	475	168
Interest expense	(2,056)	(11)	(4,061)	(18)
Exchange rate (loss)	(291)	(423)	(679)	(544)
Other	—	(9)	(1)	(19)

Income before provision for income taxes	5,491	5,669	7,059	2,008
Provision for income taxes	603	253	1,015	628

Net income	$4,888	$5,416	$6,044	$1,380

Net income per share:
Basic	$0.09	$0.11	$0.12	$0.03

Diluted	$0.09	$0.10	$0.11	$0.03

Shares used in calculating net income per share:
Basic	52,272	50,452	52,020	50,099

Diluted	54,536	53,071	54,430	52,876

VOLCANO CORPORATION

REVENUE SUMMARY

(in millions)

(unaudited)

	Three Months Ended June 30,		Percentage Change	Six Months Ended June 30,		Percentage Change
	2011	2010	2010 to 2011	2011	2010	2010 to 2011
Medical segment:
Consoles:
United States	$5.7	$7.3	(23)%	$11.6	$11.5	0%
Japan	0.5	0.1	596	1.2	1.3	(11)
Europe	2.5	2.0	23	4.8	3.9	24
Rest of world	1.1	1.4	(19)	2.1	2.7	(21)

Total Consoles	$9.8	$10.8	(9)	$19.7	$19.4	1

IVUS single-procedure disposables:
United States	$19.7	$17.1	15%	$37.9	$33.4	14%
Japan	22.7	17.3	31	44.9	33.2	35
Europe	6.2	5.2	20	11.7	10.5	11
Rest of world	1.4	1.3	11	3.1	2.4	30

Total IVUS single-procedure disposables	$50.0	$40.9	22	$97.6	$79.5	23

FM single-procedure disposables:
United States	$8.7	$6.0	46%	$16.8	$11.3	49%
Japan	1.0	0.7	50	2.0	1.5	29
Europe	6.3	3.7	70	11.3	7.7	48
Rest of world	0.6	0.4	43	1.2	0.8	42

Total FM single-procedure disposables	$16.6	$10.8	54	$31.3	$21.3	47

Other	$4.9	4.3	14%	$9.8	8.0	22%

Sub-total medical segment	$81.3	$66.8	22	$158.4	$128.2	24

Industrial segment	$2.7	6.7	(59)	$6.6	11.8	(44)

Total	$84.0	$73.5	14	$165.0	$140.0	18